Exhibit 99.1

NEWS RELEASE

Cobalt International Energy, Inc. Announces First Quarter Results and Update on West Africa Drilling Program

HOUSTON, TX— May 3, 2011 (BUSINESS WIRE) — Cobalt International Energy, Inc. (“Cobalt”) (NYSE:CIE) today announced a net loss of $16.1 million, or $0.05 per basic and diluted share for the first quarter of 2011, compared to a net loss of $29.7 million, or $0.09 per basic and diluted share, for the first quarter of 2010.

Cash expenditures (excluding changes in working capital) for the quarter ended March 31, 2011 were approximately $11 million compared to guidance of $20 — 25 million.  For the full year 2011, expected cash expenditures (excluding changes in working capital) including the cash expenditures associated with Block 20 offshore Angola are $325 to 400 million. The range depends principally on when Cobalt recommences Gulf of Mexico drilling activities in the second half of 2011, and the testing and appraisal expenditures associated with any discoveries offshore Angola.

Cash, cash equivalents and investments at the end of the first quarter were approximately $843 million.  This excludes approximately $349 million designated for future operations held in escrow and collateralizing letters of credit, as well as approximately $196 million in the TOTAL drilling fund for the Gulf of Mexico.  In addition to these balances, Cobalt closed a common stock offering on April 15, 2011, which resulted in total gross proceeds to Cobalt before underwriting discounts and offering expenses of $499.1 million.  Cobalt has no short or long-term debt.  Including the proceeds from the offering, Cobalt holds cash, cash equivalents and investments of over $1.67 billion which Cobalt expects will be sufficient to fund its planned exploration and appraisal program, including expenditures relating to Block 20 offshore Angola, through the end of 2013.

West Africa Pre-Salt Program

Cobalt is also pleased to announce today that Sonangol has approved the drilling plans for the Cobalt-operated Cameia-1 and Bicuar-1 pre-salt exploratory wells on Block 21 offshore Angola.  Given the proximity of the well locations, Cobalt plans to drill the surface hole of Bicuar-1, move the rig to Cameia-1 to drill and evaluate the prospect, then return to Bicuar-1 to drill the well to total depth. Cobalt anticipates drilling operations offshore Angola to commence in the second quarter, in-line with previously disclosed guidance.

Also during the second quarter, Cobalt anticipates the signing and formal award of its 40% working interest and operatorship in Block 20 offshore Angola.

A conference call for investors will be held today at 10 a.m. Central Time (11 a.m. Eastern Time) to discuss Cobalt’s first quarter results and operations activity.  Hosting the call will be Joseph H. Bryant, Chairman and Chief Executive Officer and John P. Wilkirson, Chief Financial Officer.

The call can be accessed live over the telephone by dialing (877) 407-0784, or for international callers, (201) 689-8560.  A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517.  The passcode for the replay is 370846.  The replay will be available until May 17, 2011.

Interested parties may also listen to a simultaneous webcast of the conference call by accessing the Investors- Presentations and Publications section of Cobalt’s website at www.cobaltintl.com.  A replay of the conference call will also be available for approximately 30 days following the call.

About Cobalt

Cobalt is an independent oil exploration and production company focusing on the deepwater U.S. Gulf of Mexico and offshore Angola and Gabon.  Cobalt was formed in 2005 and is headquartered in Houston, Texas.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address Cobalt’s expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. For further discussion of risks and uncertainties, individuals should refer to Cobalt’s SEC filings. Cobalt undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this press release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement.

Contacts

Investor Relations:	Media Relations:
John P. Wilkirson	Lynne L. Hackedorn
Chief Financial Officer	Vice President, Government, Public Affairs, Land
+1 (713) 452-2322	+1 (713) 579-9115

Consolidated Statement of Operations Information:

	Quarter Ending March 31,
	2011	2010
	(Unaudited)
	($ in thousands, except per share data)
Oil and gas revenue	$—	$—
Operating costs and expenses
Seismic and exploration	2,440	(8,317)
Dry hole expense and impairment	2,514	25,852
General and administrative	11,618	12,112
Depreciation and amortization	183	182
Total operating costs and expenses	16,755	29,829

Operating income (loss)	(16,755)	(29,829)
Other income (expense)
Interest income	697	97
Total other income (expense)	697	97

Net income (loss) before income tax	(16,058)	(29,732)
Income tax expense	—	—
Net income (loss)	$(16,058)	$(29,732)

Basic and diluted income (loss) per share	$(0.05)	$(0.09)
Weighted average common shares outstanding	350,848,559	348,122,446

Consolidated Balance Sheet Information:

	March 31, 2011	December 31, 2010
	($ in thousands)
Cash and cash equivalents	$185,200	$302,720
Short-term restricted cash	10,800	—
Short-term investments	599,966	534,933
Total current assets	856,371	889,632
Total property, plant and equipment	461,486	463,769
Long-term restricted cash	338,658	338,515
Long-term investments	57,500	40,003
Total assets	1,730,493	1,746,443
Total current liabilities	20,781	24,559
Total long-term obligations	2,850	2,850
Total stockholders’ equity (350,972,742 and 350,733,998 shares issued and outstanding as of March 31, 2011 and December 31, 2010, respectively)	1,706,862	1,719,034
Total liabilities and stockholders’ equity	1,730,493	1,746,443

Consolidated Statement of Cash Flows Information:

	Quarter Ending March 31,
	2011	2010
	(Unaudited)
	($ in thousands)
Net cash provided by (used in):
Operating activities	$(22,197)	$(59,568)
Investing activities	(95,323)	(153,008)
Financing activities	—	101,256